NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on September 06, 2022, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on August 22, 2022 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Cedar Realty Trust, Inc. and Wheeler Real Estate Investment Trust, Inc. became effective on August 22, 2022. Each share of common stock of Cedar Realty Trust, Inc. was converted into $9.48 in cash in addition to the proceeds from the sale of Cedar's assets in a series of related all-cash transactions totaling $29.00 per share. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on August 23, 2022.